                                                                    EXHIBIT 99.1



         Contact:

         Axys Pharmaceuticals, Inc.                     Burns McClellan, Inc.
         John Walker                                    Justin Jackson (media)
         Chairman and CEO                               John Nugent (investors)
         or                                                  (212) 213-0006
         David Gennarelli
         Manager Investor Relations
         (650) 829-1000


FOR IMMEDIATE RELEASE


               AXYS PHARMACEUTICALS ADOPTS STOCKHOLDER RIGHTS PLAN

         SOUTH SAN FRANCISCO, Calif. -- October 8, 1998 -- Axys Pharmaceuticals, Inc. (Nasdaq: AXPH) announced today that its Board of Directors approved the adoption of a Share Purchase Rights Plan under which all stockholders of record as of October 28, 1998 will receive rights to purchase one one-hundredth of a share of a new series of Preferred Stock.

         The Rights Plan is designed to enable all Axys Pharmaceuticals stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Axys Pharmaceuticals. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

         The rights will be distributed as a non-taxable dividend and will expire in ten years from the Record Date. The rights will be exercisable only if a person or group acquires 15 percent or more of Axys Pharmaceuticals' Common Stock or announces a tender offer for 15 percent or more of the Common Stock. If a person acquires 15 percent or more of Axys Pharmaceuticals' Common Stock, all rightsholders except that person will be entitled to acquire Axys Pharmaceuticals' Common Stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of Axys Pharmaceuticals' Common Stock without negotiations with the Board.



                                   -- more --

Axys Adopts Rights Plan
Page 2



         The rights will trade with Axys Pharmaceuticals' Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Axys Pharmaceuticals' Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15 percent of Axys Pharmaceuticals' Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the Record Date.

         Axys Pharmaceuticals is a leader in the integration of life science technologies with a focus on transforming gene discoveries into drugs. The company has research collaborations with world-class pharmaceutical companies, covering a broad range of therapeutic areas, including respiratory, cardiovascular, and infectious disease, as well as oncology and central nervous system disorders.

         Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties which could cause Axys' actual results to differ materially from those discussed here, including unexpected difficulties and delays in the development of new technologies the risk that Axys' collaborations will not be successful, the risk that Axys will not be successful in entering into new collaborations, the risk that clinical trials will not proceed as anticipated or may not be successful, the risk of Axys' early stage of development, Axys' reliance on the efforts of its collaborative partners, competition, and general economic conditions that may affect Axys' actual results and developments. Additional factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Business" and "Additional Risk Factors" in the company's SEC Reports, including the company's report on Form 10-K for the fiscal year ended December 31, 1997.

                                      # # #

For more information on Axys Pharmaceuticals, Inc., please visit the company's website at http://www.axyspharm.com.